Collaborative Investment Series Trust 485BPOS

Exhibit 99 (h)(xxxvii)

FUND ADMINISTRATION SERVICING AGREEMENT

SIXTH AMENDED AND RESTATED AS OF FEBRUARY 28, 2021

THIS AGREEMENT, initially made and entered into on October 19th, 2018, is amended and restated as of February 28, 2021, by and among Collaborative Investment Series Trust, a Delaware statutory trust (hereinafter referred to as the “Trust”) and Collaborative Fund Services, LLC, a limited liability company organized under the laws of the State of Connecticut (hereinafter referred to as “CFS”).

WHEREAS, the Trust is an open-end management investment company which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is authorized to create separate series, each with its own separate investment portfolio (each a “Fund”);

WHEREAS, CFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Trust desires to retain CFS to act as Administrator for each Fund of the Trust listed on Exhibit A attached hereto, as it may be amended from time to time.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Trust and CFS agree as follows:

  Appointment of Administrator. The Trust hereby appoints CFS as Administrator of the Trust on the terms and conditions set forth in this Agreement, and CFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

  Duties and Responsibilities of CFS For Each Fund

Summary of Administration Duties and Responsibilities

CFS shall give the Trust the benefit of its best judgment, efforts and facilities in rendering its administrative services. CFS shall at all times conform to: (i) all applicable provisions of the Act and any rules and regulations adopted thereunder, (ii) the provisions of the Registration Statement of the Trust under the Securities Act of 1933 and the 1940 Act as amended from time to time, (iii) the provisions of the Amended and Restated Agreement and Declaration of Trust and the By-Laws of the Trust, as each shall be amended from time to time and (iv) any other applicable provisions of state and federal law.

Subject to the direction and control of the Trust, CFS shall supervise the Trust’s business affairs not otherwise supervised by other agents of the Trust. To the extent not otherwise the primary responsibility of, or provided by, other parties under agreement with the Trust, CFS shall supply (i) non-investment related statistical and research data, (ii) internal regulatory compliance services, and (iii) executive and administrative services. CFS shall supervise the preparation of (i) tax returns, (ii) reports to shareholders of the Fund, (iii) reports to and filings with the U.S. Securities and Exchange Commission (the “SEC”), state securities commissions and Blue Sky authorities including preliminary and definitive proxy materials and post-effective amendments to the Trust’s registration statement, and (iv) necessary materials for meetings of the Trust’s Board of Trustees. CFS shall provide personnel to serve as officers of the Trust if so elected by the Board of Trustees. Executive and administrative services include, but are not limited to, the coordination of all third parties furnishing services to the Trust, review of the books and records of the Trust maintained by such third parties, and the review and submission to the officers of the Trust for their approval, of invoices or other requests for payment of Trust expenses; and such other action with respect to the Trust as may be necessary in the opinion of CFS to perform its duties hereunder.

Detail of Administration Duties and Responsibilities

    General Fund Management
      Act as liaison among all Fund service providers
      Supply:
        Corporate secretarial services
        Office facilities (which may be in CFS’s or its affiliate’s own offices)
        Non-investment-related statistical and research data as needed
      Coordinate board communication by:
        Establishing meeting agendas
        Preparing board reports based on financial and administrative data
        Evaluating independent auditor
        Securing and monitoring fidelity bond and director and officer liability coverage, and making the necessary SEC filings relating thereto
        Assist in preparation of minutes of meetings of the Board and shareholders
        Recommend dividend declarations to the Board, prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders
        Provide personnel to serve as officers of the Trust if so elected by the Board and attend Board meetings to present materials for Board review
      Audits:
        Monitor appropriate schedules and assist independent auditors
        Provide information to SEC and facilitate audit process

        Provide office facilities
      Assist in overall operations of the Fund
      Monitor arrangements under shareholder services or similar plan
      Assist in the layout and printing of semi-annual and annual reports to shareholders and in the layout and printing of prospectuses.
      Assist in the allocation of Trust and Fund charges and expenses
      Oversight and facilitation of Trust and Fund Operating Expenses
      Payment of Certain Trust and Fund Operating Expenses: In paying expenses that would otherwise be obligations of the Trust, CFS is expressly acting as an agent on behalf of the Trust.
        Compensation and expenses of any employees of the Trust and of any other persons rendering any services to the Trust, unless the Trust otherwise agrees to pay
        Clerical and shareholder service staff salaries
        Office space and other office expenses
        The cost of printing or preparing any documents, statements or reports to shareholders unless otherwise noted
        CFS may obtain reimbursement from the Funds, at such time or times as CFS may determine in its sole discretion, for any of the expenses advanced by CFS, which the Funds or the Trust are obligated to pay, and such reimbursement shall not be considered to be part of CFS’s compensation pursuant to this Agreement.
    Compliance:

      Regulatory Compliance
        Monitor compliance with 1940 Act requirements, including:
          Asset diversification tests
          Total return and SEC yield calculations
          Maintenance of books and records under Rule 31a-3
          Code of Ethics for the disinterested trustees of the Fund
        Monitor Fund’s compliance with the policies and investment limitations of the Trust as set forth in its Prospectus and Statement of Additional Information
        Maintain awareness of applicable regulatory and operational service issues and recommend dispositions
      SEC Registration and Reporting
        Assist Trust counsel in updating Prospectus and Statement of Additional Information and in preparing proxy statements and Rule 24f-2 notices
        Assist Trusts with annual and semiannual reports, Form N-SAR filings and Rule 24f-2 notices
        Coordinate the printing, filing and mailing of publicly disseminated Prospectuses and reports

        File fidelity bond under Rule 17g-1
        Monitor filing of shareholder reports under Rule 30b2-1
        Monitor sales of each Fund’s shares and ensure that such shares are properly registered with the SEC and the appropriate state authorities
        Assist with filing of Rule 24f-2 notices
        Assist filing of Forms N-1A, Rule 497 filings and proxy statements as directed
      IRS Compliance
        Monitor Company’s status as a regulated investment company under Subchapter M, including without limitation, review of the following:
          Asset diversification requirements
          Qualifying income requirements
          Distribution requirements
        Monitor required distributions (including excise tax distributions)

    Financial Reporting:

      Provide financial data required by each Fund’s Prospectus and Statement of Additional Information;
      Monitor financial reports for officers, shareholders, tax authorities, performance reporting companies, the board, the SEC, and independent auditors;
      Supervise each Fund’s Custodian and Accountants in the maintenance of each Fund’s general ledger and in the preparation of each Fund’s financial statements, including oversight of expense accruals and payments, of the determination of net asset value of each Fund’s net assets and of each Fund’s shares, and of the declaration and payment of dividends and other distributions to shareholders;
      Monitor the yield, total return and expense ratio of each class of each Fund, and each Fund’s portfolio turnover rate; and
      Monitor the expense accruals and notify Trust management of any proposed adjustments.
      Monitor monthly financial statements, which will include without limitation the following items:
        Schedule of Investments
        Statement of Assets and Liabilities
        Statement of Operations
        Statement of Changes in Net Assets
        Cash Statement
        Schedule of Capital Gains and Losses
      Monitor quarterly broker security transaction summaries

    Tax Reporting:
      Monitor filings of appropriate federal and state tax returns including, without limitation, Forms 1120/8610 with any necessary schedules
      Monitor state income breakdowns where relevant
      Monitor Form 1099 Miscellaneous for payments to trustees and other service providers
      Monitor wash losses
      Monitor calculations of eligible dividend income for corporate shareholders

  Compensation

    The Trust, on behalf of each Fund, agrees to pay CFS for the performance of the duties listed in this Agreement, the fees as set forth in the attached Exhibit A.

    These fees may be changed from time to time, subject to mutual written Agreement of the parties.

    The Trust agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the billing notice.

    Each Fund shall pay CFS an annual fee, listed on Schedule A, on a monthly basis.

      Each Fund listed on Schedule A shall pay CFS a fee as set forth on Schedule A attached hereto, as each schedule may be amended from time to time, on the first business day following the end of each month.
      In the event that an Advisor or Subadvisor to a Fund agrees to assist CFS with the administrative services it provides to the Fund(s) it is advising, CFS may agree to a lower fee with respect to that Fund..
      The average value of the daily net assets of the different classes of shares of each Fund shall be determined pursuant to the applicable provisions of the Amended and Restated Agreement and Declaration of Trust of the Trust or a resolution of the Board, if required.
      If, pursuant to such provisions, the determination of net asset value of a Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of a Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of a Fund’s net assets may lawfully be determined, on that day. If the determination of the net asset value of a Fund has been suspended for a period including such month, CFS’s compensation payable at the end of such month shall be computed on the basis of the value of the net assets of that Fund as last determined (whether during or prior to such month).

  Performance of Service; Limitation of Liability

    CFS shall exercise reasonable care in the performance of its duties under this Agreement. CFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond CFS’s control, except a loss arising out of or relating to CFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if CFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless CFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) which CFS may sustain or incur or which may be asserted against CFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to CFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to CFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to CFS and as amended from time to time in writing by resolution of the Board of Trustees of the Trust.

    CFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) which the Trust may sustain or incur or which may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by CFS as a result of CFS’s refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, CFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond CFS’s control. CFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of CFS. CFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect CFS’s premises and operating capabilities at any time during regular business hours of CFS, upon reasonable notice to CFS.

    In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim which may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

    CFS is hereby expressly put on notice of the limitation of shareholder, Trustee, officer, employee or agent liability as set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Funds, the obligations hereunder shall be limited to the respective assets of such Fund. CFS further agrees that it shall not seek satisfaction of any such obligation from any shareholder of a Fund, nor from any Trustee, officer, employee or agent of the Trust.

  Proprietary and Confidential Information. CFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval may not be withheld where CFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

  Term of Agreement. This Agreement shall become effective as of the date hereof and will continue in effect for a period of one year. During the initial one year term of this Agreement, if the Trust terminates any services with CFS, the Trust agrees to compensate CFS an amount equal to the fees remaining under the initial one year Agreement. Subsequent to the initial one year term, this Agreement may be terminated by either party upon giving ninety (60) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

  Records. CFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. CFS agrees that all such records prepared or maintained by CFS relating to the services to be performed by CFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

  Services for Others. Nothing in this Agreement shall prevent CFS or any affiliated person of CFS from providing services for any other person, firm or corporation, including other investment companies; provided, however, that CFS expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement

  Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

  Duties in the Event of Termination. In the event that, in connection with termination, a successor to any of CFS’s duties or responsibilities hereunder is designated by the Trust by written notice to CFS, CFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by CFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which CFS has maintained, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from CFS’s personnel in the establishment of books, records, and other data by such successor.

  No Agency Relationship
    Nothing herein contained shall be deemed to authorize or empower CFS to act as agent for the Trust, or to conduct business in the name of, or for the account of the Trust.

  Data Necessary to Perform Services

    The Trust or its agent, which may be CFS, shall furnish to CFS the data necessary to perform the services described herein at times and in such form as mutually agreed upon if CFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve CFS of any of its obligations in such capacity.

  Notices

    Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows:

      Notice to CFS shall be sent to:
      Collaborative Fund Services, LLC
      125 Greenwich Ave, 3rd Floor
      Greenwich, CT, 06830

      and notice to the Trust shall be sent to:
      Collaborative Investment Series Trust

  8000 Town Centre Drive, Suite 400

  Broadview Heights, Ohio 44147

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.

  Schedule A

  Fund Administration Fee Schedule
  Amended and Restated as of February 28, 2021

  Each Fund shall pay the minimum monthly fee provided in the Table A until the Fund’s assets reach the applicable minimum AUM. Once a Fund’s assets reach or exceed the minimum AUM, the Fund will pay the applicable Annual Fee.

  Table A

Name of Series	Minimum Monthly Fee Per Fund	Minimum AUM	Annual Fee*
Mercator International Opportunity Fund	$1,000	$3,500,000	0.35%
Preferred-Plus	$1,000	$5,000,000	0.25%
Dividend Performers	$1,000	$5,000,000	0.25%
Tactical Conservative Allocation Fund	$2,000	$7,000,000	0.35%
Tactical Moderate Allocation Fund	$2,000	$7,000,000	0.35%
Tactical Growth Allocation Fund	$2,000	$7,000,000	0.35%
Tactical Income ETF	$1,000	$3,500,000	0.35%
Global Tactical Fund	$1,000	$3,500,000	0.35%
Trend Aggregation U.S. ETF	$1,000	$3,500,000	0.10%
Trend Aggregation ESG ETF	$1,000	$3,500,000	0.10%
Trend Aggregation Managed Futures Strategy ETF	$1,000	$3,500,000	0.10%
Trend Aggregation Dividend Stock ETF	$1,000	$3,500,000	0.10%
Trend Aggregation Aggressive Growth ETF	$1,000	$3,500,000	0.10%
TFA Quantitative Fund	$1,000	$3,500,000	0.35%

Name of Series	Minimum Monthly Fee Per Fund	Minimum AUM	Annual Fee*
TFA Multidimensional Tactical Fund	$1,000	$3,500,000	0.35%
Rareview Dynamic Fixed Income ETF	$1,000	$3,500,000	0.35%
Rareview Tax Advantaged Income ETF	$1,000	$3,500,000	0.35%
TFA Smart Allocation Fund	$1,000	$3,500,000	0.35%
The SPAC and New Issue ETF	$1,000	$3,500,000	0.35%
Trend Aggregation Conservative ETF	$1,000	$3,500,000	0.10%

  * As a percentage of the Fund’s average daily net assets.